Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of the authorized capital stock of Protagonist Therapeutics, Inc., a Delaware Corporation (“we,” “us,” “our,” or the “Company”). The following summaries and descriptions are not complete and are subject to and qualified by reference to the actual provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended from time to time (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), both of which have been filed with the Securities and Exchange Commission and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws, and the applicable provisions of the Delaware General Corporation Law for more information.

General

Pursuant to our Charter, the Company is authorized to issue up to 180,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), and up to 10,000,000 shares of preferred stock, par value $0.00001 per share (“Preferred Stock”).

Common Stock

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any Preferred Stock we may issue may be entitled to elect.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of our Common Stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of holders of any Preferred Stock then outstanding.

Rights and Preferences

Holders of our Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of any series of Preferred Stock that we may designate and issue in the future.

Anti-Takeover Effects of Delaware Law, our Charter and our Bylaws

        Some provisions of Delaware law, our Charter and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

        These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

        Undesignated Preferred Stock—The ability to authorize undesignated Preferred Stock makes it possible for our board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

        Stockholder Meetings—Our Bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

        Requirements for Advance Notification of Stockholder Nominations and Proposals—Our Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

        Elimination of Stockholder Action by Written Consent—Our Charter and Bylaws eliminate the right of stockholders to act by written consent without a meeting.

        Staggered Board—Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

        Removal of Directors—Our Charter provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

        Stockholders Not Entitled to Cumulative Voting—Our Charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our Preferred Stock may be entitled to elect.

        Delaware Anti-Takeover Statute—We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, consolidation, asset or stock sale, other transaction resulting in an increase of interested stockholder’s share of the stock of the corporation or any receipt by the interested stockholder of any financial benefit by or through the corporation. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

        Choice of Forum—Our Charter provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our Charter or Bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. This provision does not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Our Charter also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our Charter is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

        Amendment of Charter Provisions—The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue Preferred Stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our Charter and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Symbol and Listing

Our Common Stock is listed on The Nasdaq Global Market under the symbol “PTGX.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, Floor 23, New York, New York 10005. Telephone number is (800) 468-9716.